One International Place, 40th Floor 100 Oliver Street Boston, MA 02110-2605 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com

December 19, 2016

Harbor Funds

111 South Wacker Drive

Chicago, Illinois 60606-4302

Re:     Harbor Funds – Harbor Strategic Growth Fund Registration Statement on Form N-14 (the “Registration Statement”)

Dear Ladies and Gentlemen:

We have acted as counsel for Harbor Funds (the “Trust”), a Delaware statutory trust, in connection with the filing of the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “1933 Act”), filed with the U.S. Securities and Exchange Commission (“SEC”), on December 19, 2016, relating to the transfer of all of the assets of the Mar Vista Strategic Growth Fund (the “Acquired Fund”), a series of Manager Directed Portfolios, in exchange for the issuance of Institutional Class shares of beneficial interest of the Harbor Strategic Growth Fund (the “Acquiring Fund”), a series of the Trust (the “Shares”), and the assumption by the Acquiring Fund of the existing, known liabilities of the Acquired Fund, pursuant to the proposed reorganization as described in the Registration Statement and in the form of Agreement and Plan of Reorganization by and between the Trust, on behalf of the Acquiring Fund, and Manager Directed Portfolios, on behalf of the Acquired Fund, filed therewith.

This opinion is limited to the Delaware Statutory Trust Act statute, and we express no opinion with respect to the laws of any other jurisdiction or to any other laws of the State of Delaware. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of the State of Delaware.

In connection with the opinions set forth herein, we have examined the following documents: the Trust’s Agreement and Declaration of Trust dated June 8, 1993, as amended; the Trust’s Amended and Restated By-Laws; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinions expressed herein. In addition, we have reviewed and relied upon the certificate referred to below issued by the Delaware Secretary of State. In rendering this opinion we have assumed, without independent verification, (i) the due authority of all

Harbor Funds December 19, 2016 Page 2

individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Board of Trustees, or in the Registration Statement, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement or otherwise.

Based upon the foregoing, we are of the opinion that the Institutional Class Shares of the Acquiring Fund to be registered under the 1933 Act have been duly authorized for issuance and, when issued to Acquired Fund shareholders in the manner described in the Registration Statement, will be validly issued and, subject to the qualifications set forth in the Agreement and Declaration of Trust, fully paid and non-assessable beneficial interests in the Acquiring Fund.

In rendering the opinion above, insofar as it relates to the valid existence of the Trust, we have relied solely on a certificate of the Secretary of State of the State of Delaware, dated as of December 15, 2016, and such opinion is limited accordingly and is rendered as of the date of such certificate.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the SEC, and to the use of our name in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP